                                                                 Exhibit: 10.24T

                      [THE NATURE CONSERVANCY LETTERHEAD]

December 5, 1994

William W. Burnham
President
Soundprints
165 Water Street
P.O. Box 679
Norwalk, CT 06856

Dear Bill:

This letter of understanding describes our roles in the Soundprints/Nature Conservancy merchandise licensing program. I trust that it accurately reflects our discussions and outlines the terms of the arrangement between The Nature Conservancy, a District of Columbia non profit corporation with its principal business address at 1815 North Lynn Street, Arlington, Virginia 22209 (hereinafter "TNC"), and Soundprints, a Connecticut publishing corporation with its principal business address at 165 Water Street, P.O. Box 679, Norwalk, CT 06856 (hereinafter "SP") .

I. LICENSE.

TNC hereby grants to Soundprints an exclusive license throughout the United States, its territories and possessions, to use the name and logo of TNC on merchandise and on promotional materials for said merchandise in accordance with the following terms of this Agreement.

     (a) TNC name and logo shall be used on the merchandise, merchandise hangtags and in SP's catalogs, brochures, inserts and promotional materials.

     (b) All merchandise and promotional materials shall be approved by TNC and consistent with the mission and tax-exempt charitable purposes of TNC. All merchandise will be sold with a panel displaying TNC's name and logo, the mission of TNC, a description of the subject matter of the merchandise, and the payment to TNC from each item sold, an acceptable wording of which is set out in Attachment A.

     (c) SP agrees to abide by TNC's visual identity style summarized in Attachment B when showing Conservancy name and logo on all merchandise and materials.

     (d) For the purposes of this agreement, merchandise is defined as: (1) a set that comprises a story book, audio cassette and stuffed toy animal for pre-school children; (2) a set that comprises a story book and audio cassette for pre-school children; and (3) a set that comprises a story book and stuffed toy animal for pre-school children. This agreement does not pertain to the sale of individual merchandise items listed above.

     (e) SP acknowledges that TNC owns certain marks, for which details are set out in Attachment C to this Agreement, namely the trademark, service mark and collective membership mark THE NATURE CONSERVANCY, the service mark and collective membership mark THE NATURE CONSERVANCY and Design of Oak Leaf. The marks of TNC that are identified in this agreement are owned by TNC in the United States. SP recognizes and acknowledges TNC's ownership of said marks and the validity of those marks and every registration thereof set forth in Attachment C are registered trademarks under applicable law. SP agrees that it shall not use, nor permit the use of, TNC name, logo or other property of TNC in connection with any other materials, advertising, products or services without the prior written approval of TNC. SP agrees that it shall not, at any time during the term of this Agreement or subsequent to the expiration or termination of this Agreement for any reason, challenge or participate in any challenge to TNC's ownership of the marks, the validity of the marks or the registrations thereof, or TNC's exclusive right to use the marks.

     (f) SP shall not, during the term of this Agreement, enter into a similar arrangement with any other non-profit organization which arrangement might reasonably be perceived to imply an affiliation between the TNC and said other non-profit organization, without the TNC's prior consent.

II. TERM.

This agreement is effective upon execution of the contract until January 1, 2000. Either party may withdraw from this Agreement in the event that one party engages in activities or is involved in any controversy which the other party reasonably believes will be damaging to its reputation or inconsistent with its philosophy. Prior to the exercise of such right the party will give thirty (30) days written notice and an opportunity to cure. At the conclusion of this contract, TNC and SP will negotiate a renewal option.

III. ROYALTIES.

SP agrees to direct toward TNC 5% of every unit of merchandise sold. The dates of payment are set out below.

SP agrees to pay TNC a minimum, non-refundable guaranteed royalty of $42,000. The guaranteed royalty will be applied towards the 5% royalty rate. Royalty checks should be addressed to:

                           Nigel Homer
                           National Merchandise Manager
                           The Nature Conservancy
                           1815 North Lynn St.
                           Arlington, VA 22209

IV. PAYMENT SCHEDULE.

                                                      Guaranteed
                                                       Minimum
                                                     Royalty Due
                 Upon execution of this contract       $ 8,000
                 June 30, 1995                         $ 5,000
                 January 1, 1996                       $ 5,000
                 January 1, 1997                       $ 6,000
                 January 1, 1998                       $ 6,000
                 January 1, 1999                       $ 6,000
                 January 1, 2000                       $ 6,000
                                                       -------
                 Total guaranteed minimum royalty      $42,000

V. TNC DISCOUNTS.

SP agrees to sell its merchandise to TNC at a minimum discount of 5% from its regularly published wholesale price. The 5% royalty payment set forth in section
III. of this agreement shall apply to sales made to TNC.

VI. ACCOUNTING.

SP shall maintain complete and accurate records containing all information required for computation and verification of amounts to be remitted to TNC pursuant to this Agreement. Authorized representatives of TNC shall have the right to examine these records, by appointment, during normal business hours.

VII. EXPENSES; NO JOINT VENTURE.

SP agrees to furnish at its sole expense all labor, materials, and services required to produce and distribute the merchandise, inserts, promotional displays and other related promotional materials. Nothing in this Agreement or in its performance shall be construed to create an employer-employee relationship, partnership, agency, joint venture, or joint employer relationship between the parties.

VIII. APPROVAL.

SP shall submit in writing, via an overnight carrier, all merchandise designs, audio and visual mechanicals, and final copy for promotional and other materials pertaining to TNC for review and prior written approval no less than ten business days before publication to:

                  Roberto Roca
                  Chief Zoologist, Latin America & Caribbean Division The Nature Conservancy
                  1815 North Lynn St.
                  Arlington, VA 22209

IX. WARRANTIES; INDEMNIFICATIONS; INSURANCE.

     (a) SP warrants to TNC that it has all rights in and to the products necessary to perform its obligations under this Agreement. TNC warrants to SP that it has all rights necessary to perform its obligations under this Agreement. TNC and SP each agree to ensure that all activities pursuant to this arrangement are in compliance with federal, state, and local laws, including, but not limited to, applicable commercial co-venture regulations. TNC and SP each further agree to ensure that all activities pursuant to this arrangement are in compliance with the requirements and/or voluntary guidelines of such charitable rating services as may be designated by TNC, including, but not limited to, those of the National Charities Information Bureau ("NCIB") and those of the Council of Better Business Bureaus Philanthropic Advisory Service ("CBBB PAS").

     (b) SP shall defend, indemnify, and hold harmless TNC from any claim, dispute, demand, suit, obligation, liability or recovery against TNC which is related to SP's activities under this Agreement, including, but not limited to, claims based on governmental compliance, copyright, trademark, or patent product infringement, product liability, and any other claims arising out of SP's activities with respect to the design, production, promotion, distribution or sale of the merchandise.

     (c) TNC shall be named as an additional, named insured party in SP's Commercial Liability Insurance Policy covering, among other risks, Products/Completed Operations and Advertising Injury risks, which shall be maintained by SP during the term of this Agreement for an amount of not less than One Million ($1,000,000.00) Dollars. Proof of such insurance coverage, acceptable in form and content to TNC, shall be furnished upon request of TNC.

X. ENTIRE AGREEMENT.

This letter sets forth the entire understanding of the parties concerning the Soundprints/Nature Conservancy merchandise licensing program and may be modified only by an agreement, in writing, executed by both parties.

If these terms and conditions are acceptable to you, please have an authorized party sign both copies and return one to me. You may retain the other copy for your records.

Agreed to and Accepted:

Soundprints                                      The Nature Conservancy

by:                                              by:

/s/ William W. Burnham                           /s/ Michael J. Coda
-----------------------------                    -----------------------------
William W Burnham, President                     Michael J. Coda, Vice
                                                 President, Marketing

12/6/94                                          December 5, 1994
-----------------------------                    -----------------------------
Date                                             Date

                                  ATTACHMENT A

ACCEPTABLE WORDING FOR ROYALTY INFORMATION TO APPEAR ON LICENSED PRODUCTS, HANGTAGS, FLYERS, INSERTS, BROCHURES, CATALOGS AND ALL PROMOTIONAL MATERIALS

     5% of the manufacturer's net wholesale price of this [PRODUCT] will be donated to The Nature Conservancy, an international non-profit conservation organization committed to preserving the plants, animals and natural communities that represent the diversity of life on Earth by protecting the land and water they need to survive. For more information or to join The Nature Conservancy, call 1-800-628-6860.

                                  ATTACHMENT C

The following are the marks of The Nature Conservancy

a) THE NATURE CONSERVANCY

Registration #: 1,486,182
Registration date: April 26, 1988

Trademark, service mark, collective membership mark

Goods:      CLOTHING, NAMELY, NECKTIES, HATS, SCARVES, TEE SHIRTS AND
            SWEATSHIRTS

Services:   CHARITABLE FUNDRAISING SERVICES IN THE FIELD OF CONSERVATION OF
            NATURAL RESOURCES AND PRESERVATION OF ENDANGERED SPECIES; CONSULTING
            SERVICES CONCERNING CONSERVATION OF NATURAL RESOURCES AND
            PRESERVATION OF ENDANGERED SPECIES

Membership: INDICATING MEMBERSHIP IN AN ORGANIZATION WORKING IN THE FIELD OF
            CONSERVATION OF NATURAL RESOURCES AND PRESERVATION OF ENDANGERED SPECIES

b) THE NATURE CONSERVANCY AND DESIGN OF OAK LEAF

Registration #: 1,591,260
Registration date: April 10, 1990

Service mark and collective membership mark

Services:   CHARITABLE FUNDRAISING SERVICES IN THE FIELD OF CONSERVATION OF
            NATURAL RESOURCES AND PRESERVATION OF ENDANGERED SPECIES; CONSULTING
            SERVICES CONCERNING CONSERVATION OF NATURAL RESOURCES AND
            PRESERVATION OF ENDANGERED SPECIES

Membership: INDICATING MEMBERSHIP IN AN ORGANIZATION WORKING IN THE FIELD OF
            CONSERVATION OF NATURAL RESOURCES AND PRESERVATION OF ENDANGERED SPECIES


                                       7